EXHIBIT 99.1

  Safe Harbor for Forward-Looking Statements;
  Certain Risk Factors That Could Affect the
  Company's Operating Results


     Certain statements made by the Company from time to time contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially. The considerations listed below represent certain important factors that the Company believes could cause such results to differ. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Company. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect the Company to a greater extent than indicated.

  Competition; Changes in Consumer Preferences

     Competition is intense in the footwear industry. Certain of the Company's competitors are larger and have substantially greater resources than the Company. The Company's success depends upon its ability to remain competitive in the areas of style, price and quality, among others, and in part on its ability to anticipate and respond to changing merchandise trends and consumer preferences and demands in a timely manner.

     Furthermore, consumer preferences and purchasing patterns may be influenced by consumers' disposable income. Consequently, the success of the Company's operations may depend to a significant extent upon a number of factors affecting disposable income, including economic conditions and factors such as employment, business conditions, interest rates and taxation.

  Reliance on Foreign Sources of Production

     The Company relies entirely on broad-based foreign sourcing for its footwear products. The Company sources footwear products from independent third-party manufacturing facilities located in China, Indonesia, Brazil, and to a lesser extent from Italy, Taiwan and two Company-owned manufacturing facilities in Canada. Typically, the Company is a major, and in some cases the exclusive, customer of these third-party manufacturing facilities. The Company believes that its relationships with such third-party manufacturing facilities provide it with a competitive advantage; thus the Company's future results will partly depend on maintaining its close working relationships with its principal manufacturers.

     The Company relies heavily on independent third-party manufacturing facilities located in China. Historically, the trade relationship between the United States and China has not had a material adverse effect on the Company's business, financial condition or results of operations. There have been, however, and may in the future be, threats to the trade relationships between the United States and China, including past and future threats by the United States to deny Most Favored Nation trade status to China. There can be no assurance that the trade relationship between the United States and China will not worsen, and if it does worsen, there can be no assurance that the Company's business, financial condition or results of operations will not be materially adversely affected thereby. Further, the Company cannot predict the effect that changes in the economic and political conditions in China could have on the economics of doing business with Chinese manufacturers, particularly in light of the return of Hong Kong to China on July 1, 1997. Although the Company believes that it could find alternative manufacturing sources for those products it currently sources from China through its existing relationships with independent third-party manufacturing facilities, the loss of a substantial portion of its Chinese manufacturing capacity could have a material adverse effect on the Company.

     As is common in the industry, the Company does not have any long-term contracts with its independent third-party foreign manufacturers. There can be no assurance that the Company will not experience difficulties with such manufacturers, including reduction in the availability of production capacity, failure to meet production deadlines, or increases in manufacturing costs. Foreign manufacturing is subject to a number of risks, including work stoppages, transportation delays and interruptions, political instability, expropriation, nationalization, foreign currency fluctuations, changing economic conditions, the imposition of tariffs, import and export controls and other non-tariff barriers and changes in governmental policies. Although the Company purchases products from certain foreign manufacturers in United States dollars and otherwise engages in foreign currency hedging transactions, there can be no assurance that the Company will not experience foreign currency losses. The Company cannot predict whether additional United States or foreign customs quotas, duties, taxes or other changes or restrictions will be imposed upon the importation of non-domestically produced products in the future or what effect such actions could have on its business, financial condition or results of operations.

  Customer Concentration

     The customers of the Company's wholesaling business include department stores and mass merchandisers. Several of the Company's customers control more than one department store and/or mass merchandiser chain. While the Company believes that purchasing decisions in many cases are made independently by each department store or mass merchandiser chain under such common ownership, a decision by the controlling owner of a group of department stores and/or mass merchandisers, or any other significant customer, to decrease the amount of footwear products purchased from the Company could have a material adverse effect on the Company's business,
  financial condition or results of operations.   In addition, the retail
  industry has periodically experienced consolidation and other ownership changes, and in the future the Company's wholesale customers may consolidate, restructure, reorganize or realign, any of which could decrease the number of stores that carry the Company's products.

  Dependence on Licenses

     The success of the Company's Pagoda division has to date been due, in part, to the Company's ability to attract licensors which have strong, well -recognized characters and trademarks. The Company's license agreements are generally for an initial term of two to three years, subject to renewal, but even where the Company has longer term licenses or has an option to renew a license, such license is dependent upon the Company's achieving certain results in marketing the licensed material. While the Company believes that its relationships with its existing licensors are good and it believes that it will be able to renew its existing licenses and obtain new licenses in the future, there can be no assurance that the Company will be able to renew its current licenses or obtain new licenses to replace lost licenses. In addition, certain of the Company's license agreements are not exclusive and new or existing competitors may obtain similar licenses.

  Dependence on Major Branded Suppliers

     The Company's Famous Footwear retail business purchases a substantial portion of its footwear products from major branded suppliers. While the Company believes that its relationship with its existing suppliers is good, the loss of any of its major suppliers could have a material adverse effect on the Company's business, financial condition or results of operations. As is common in the industry, the Company does not have any long-term contracts with its suppliers. In addition, the Company's financial performance is in part dependent on the ability of Famous Footwear to obtain product from its suppliers on a timely basis and on acceptable terms.